EXHIBIT 10.2
INFRASOURCE, INCORPORATED
DEFERRED COMPENSATION PLAN
1.	Purpose. This Plan was established, effective January 1, 2001, for the purpose of providing certain employees of InfraSource, Incorporated and its subsidiaries with the opportunity to defer a portion of their compensation and with matching contributions which would otherwise be provided under the InfraSource/GFI Matching 401(k) Plan but for reductions or restrictions to such matching contributions required by Federal law. In accordance with the provisions of Section 9 of this Plan:
(a)	the Company amended and restated the Plan, effective January 1, 2004, (1) to add a vesting requirement for Company Matching Contributions, (2) to add an early distribution provision, (3) to make a single sum the automatic form of payment, and (4) to clarify certain provisions; and

(b)	the Company is amending and restating the Plan, effective January 1, 2005, (1) to be in good faith compliance with Section 409A of the Code; (2) to limit the application of Section 409A to the portion of each Participant’s Account that was deferred or became vested on or after January 1, 2005, and (3) to clarify certain provisions.
     This Plan is to be unfunded and is maintained for the purpose of providing deferred compensation for a select group of management or highly compensated employees.
2.	Definitions.
(a)	“Account” shall mean the Salary Reduction Amounts, Excess Amounts, Company Matching Contributions and earnings thereon, credited with respect to each Participant and established solely as a bookkeeping entry. The Account shall include the Grandfathered Account as a subset of the total Account.

(b)	“Code” shall mean the Internal Revenue Code of 1986, as amended.

(c)	“Committee” shall mean the committee appointed by the Company’s Board of Directors to administer this Plan. The Committee shall consist of at least three members who shall have the responsibility for the administration of the Plan. The members of the Committee shall be appointed from time to time by the Board and shall signify their acceptance in writing. Members of the Committee shall serve at the pleasure of the Board, except that a member may resign at any time. The members of the Committee shall elect a chairman from among themselves. They shall also elect a secretary who may, but need not be, one of the members of the Committee, and who shall be responsible for maintaining minutes of the Committee meeting and copies of any reports prepared by the Committee. No member of the Committee shall receive any compensation for his service as such. In the event the Board does not appoint a Committee to administer the Plan, the Company shall be responsible for administering the Plan and shall have all of the powers and duties hereinafter set forth.

(d)	“Company” shall mean InfraSource, Incorporated.

(e)	“Company Matching Contribution” shall mean the amount credited to a Participant’s Account under Section 3(b).

(f)	“Excess Amount” shall mean the amount credited to a Participant’s Account under Section 3(a)(ii).

(g)	“Effective Date” shall mean January 1, 2004, the effective date of this amended and restated Plan.

(h)	“Grandfathered Account” shall mean the potion of a Participant’s Account attributable to Salary Reduction Amounts and Excess Amounts deferred prior to January 1, 2005, Company Matching Contributions credited and vested prior to January 1, 2005, and earnings and losses relating to the foregoing amounts (including earnings and losses accruing on or after January 1, 2005). Each Participant’s Grandfathered Account shall be accounted for separately within the Participant’s Account. It is intended that the Grandfathered Accounts will not be subject to the restrictions imposed by Section 409A of the Code.

(i)	“Key Employee” shall mean with respect to the Company or any of its subsidiaries or parent, (1) any officer with annual compensation in excess of $145,000 (as adjusted from time to time under the Code), (2) a five-percent owner (as defined in the Code), or (3) a one-percent owner (as defined in the Code) with annual compensation in excess of $150,000 (as adjusted from time to time under the Code); provided that the Company or any of its subsidiaries or its parent is publicly-traded within the meaning of Section 409A of the Code on the date of determination. The determination of whether a Participant is a Key Employee shall be made in accordance with Section 416(i) of the Code.

(j)	“Salary Reduction Amount” shall mean the amount credited to a Participant’s Account under Section 3(a)(i).

(k)	“Participant” shall mean an employee of the Company or an employee of any directly or indirectly affiliated subsidiary or parent corporation of the Company that adopts the 401(k) Plan who is found by the Company in its sole and absolute discretion to meet one of the following requirements:
(i)	be employed by the Company at a director level or above

(ii)	be employed by a subsidiary or parent corporation at a Vice President level or above

(iii)	be employed by a subsidiary or parent corporation below the Vice President level if strong evidence exists that the employee is included in the subsidiary’s senior management team.

Notwithstanding the above, a Participant must also be: (A) nonunion, (B) exempt and (C) have compensation at a level that is reasonably anticipated to exceed the threshold amount to be determined a highly compensated employee under Code Section 414(q). An eligible employee will not be considered a Participant until he or she completes such documentation as may be required by the Committee as a condition of participation.

(l)	“Plan” shall mean this InfraSource, Incorporated Deferred Compensation Plan as described herein.

(m)	“401(k) Plan” shall mean either the InfraSource/GFI Non-Matching 401(k) Plan or the InfraSource/GFI Matching 401(k) Plan, whichever applies to the Participant, as it or they may be amended from time to time.

(n)	“Plan Year” shall mean any calendar year beginning with January 1 and ending on December 31.
3.	Plan Benefits.
(a)	Deferrals.
(i)	Salary Reduction Amounts. Each Participant may elect to defer a portion of compensation (as defined in the 401(k) Plan without regard to any limitations contained in such Plan) in any whole percentage up 75% of such compensation. The 75% maximum shall be applied against the aggregate of the Participant’s contributions to both the 401(k) Plan and this Plan. Each Participant may make an additional election to defer any whole percentage up to 100% of the annual incentive compensation payable to him or her (after reduction for the deferral election described in the first sentence of this paragraph) from the Company.

(ii)	Excess Amounts. Each Participant may elect to defer an Excess Amount equal to any amount distributed or paid to the Participant from the 401(k) Plan during the calendar year to correct a failure to satisfy the nondiscrimination requirements of Sections 401(k) or (m) of the Code.

(iii)	Manner of Elections. The Participant shall make a deferral election in the form and manner prescribed by the Committee or its designee. The Participant shall have the opportunity to make an election before the first day of each calendar year. Any election made under this Plan shall be made before the first day of the calendar year to which it applies and shall be irrevocable during the calendar year (except as provided below). The election shall specify a percentage of the Participant’s base compensation, a percentage of the annual incentive compensation payable to the Participant, neither of which shall exceed the respective maximum percentages specified in Sections 3(a)(i) and 3(a)(ii), and whether the Participant elects to defer any Excess Amount. A Participant may elect at any time during the calendar year to discontinue deferral of Salary

Reduction Amounts; provided that such an election shall not be effective until the first day of the next Plan Year (or, if necessary to comply with the requirements of the 401(k) Plan regarding hardship distributions, as of the date of the discontinuance election). Notwithstanding the above, a Participant may make a deferral election under Sections 3(a)(i) and 3(a)(ii) after the beginning of a calendar year if such election occurs within thirty days of his or her initial eligibility date under the Plan.

(iv)	Period for Which Deferral Election is Effective. A Participant’s deferral election shall remain in effect until modified or revoked as provided in Section 3(a)(iii).

(v)	Crediting Deferrals. As soon as practicable following each pay period during which a Participant defers a Salary Reduction Amount or Excess Amount, the Company shall credit that Salary Reduction Amount or Excess Amount to such Participant’s Account.
(b)	Company Matching Contributions. For any Participant who participates in the InfraSource/GFI Matching 401(k) Plan, as soon as practicable following the last day of each calendar year for which such Participant defers a Salary Reduction Amount, the Company shall credit to such Participant’s Account a Company Matching Contribution equal to (i) 50% of the portion of the Participant’s aggregate Salary Reduction Amounts and elective deferrals to the InfraSource/GFI Matching 401(k) Plan for the year that does not exceed 6% of the Participant’s compensation (as defined or otherwise limited in the 401(k) Plan) for the year, (ii) reduced by the amount of any matching contributions credited to the Participant’s account under the InfraSource/GFI Matching 401(k) Plan for the year. In addition, if the Participant elects to defer an Excess Amount, the Company shall credit to such Participant’s Account an amount equal to any matching contribution under the InfraSource/GFI Matching 401(k) Plan that is attributable to such Excess Amount and is forfeited under the InfraSource/GFI Matching 401(k) Plan by reason of distribution of the Excess Amount from the InfraSource/GFI Matching 401(k) Plan.

(c)	Earnings.
(i)	For purposes of measuring the earnings or losses credited to his Account, each Participant who has not become entitled to payment of benefits under Section 5(a) of the Plan may select, from among the mutual funds available from time to time under the 401(k) Plan, the investment media in which all or part of his or her Account shall be deemed to be invested.

(ii)	The Participant shall make an investment designation in the form and manner prescribed by the Committee or its designee, which shall remain effective until another valid designation has been made by the Participant as herein provided. The Participant may amend his or her investment designation at such times and in such manner as prescribed by the

Committee or its designee. A timely change to the Participant’s investment designation shall become effective as soon as administratively practicable in accordance with procedures established by the Committee or its designee.

(iii)	The investment media deemed to be made available to the Participant, and any limitation on the maximum or minimum percentages of the Participant’s Account that may be deemed to be invested in any particular medium, shall be the same as available or in effect from time-to-time under the 401(k) Plan.

(iv)	Except as provided below, the Participant’s Account shall be deemed to be invested in accordance with his investment designations, and the Account shall be credited with earnings (or losses) as if invested as directed by the Participant. If—
(A)	the Participant does not furnish complete investment instructions, or

(B)	the investment instructions from the Participant are unclear,

then in each case, the Account shall be credited with earnings at a rate equal to the rate of earnings for the money market fund under the 401(k) Plan for the same time period. The Accounts maintained pursuant to this Plan are for bookkeeping purposes only and the Company is under no obligation to invest such amounts.
(d)	Early Distributions and Unforeseeable Emergency Distributions. The Company shall debit each Participant’s Account by the amount of any early distribution and/or unforeseeable emergency distribution pursuant to Section 5.
4.	Vesting. A Participant’s interest in the amount of his or her Account attributable to his or her Salary Reduction and Excess Amounts shall be fully vested. A Participant’s interest in his or her Company Matching Contribution amounts shall be vested as follows:

Years of Service	Vested Percentage
Less than 1 year	0%
1 year (but less than 2 years)	0%
2 years (but less than 3 years)	50%
3 years (but less than 4 years)	75%
4 or more years	100%

5. Payment of Benefits.
(a)	Except as otherwise provided in this Section 5, a Participant’s Account shall be paid to the Participant in accordance with Section 6 upon his or her retirement or other separation from service; provided, however, that:
(i)	such amount shall instead be paid upon the Participant’s attainment of age 65 if (A) the Participant separates from service before age 65, and (B) he or she elects in accordance with Section 6(a) or 6(b) and in the form and manner prescribed by the Committee to have payment deferred to age 65; and

(ii)	to the extent that the Account payable under this Plan (other than the Grandfathered Account) is due to a Key Employee on account of the Key Employee’s separation from service from the Company, the payment of such Account shall be delayed until the first day of the seventh month following such Key Employee’s separation from service.
(b)	Notwithstanding Section 5(a), above, a Participant may apply to the Committee for early distribution of all or any part of his Grandfathered Account. An early distribution made pursuant to this Section 5(b) shall be made in a single sum, provided that 10% of the amount withdrawn in such early distribution shall be forfeited prior to payment of the remainder to the Participant.

(c)	Notwithstanding Sections 5(a) and 5(b), above, in the sole discretion of the Committee, benefits may be paid prior to separation from service in the case of an unforeseeable emergency which arises from an illness or accident of the Participant or beneficiary and creates a severe financial hardship that cannot be relieved by reimbursement from insurance or the liquidation of Participant’s personal resources, provided that a Participant shall not take part in any decision concerning such a distribution. No amount shall be payable in the case of such a hardship if there exists any amount which may be withdrawn (whether or not on account of hardship) from the 401(k) Plan which would cover the amount of the hardship, and the amount payable may not exceed the lesser of the amount credited to a Participant’s Account or the amount needed by the Participant because of the hardship.

(d)	A death benefit shall be paid to the Participant’s beneficiary in accordance with Section 6 upon the Participant’s death. Such death benefit shall be equal to 100% of the undistributed amount credited to the Participant’s Account. The Participant’s beneficiary shall be any person or entity so designated by him or her in writing on forms provided by the Committee or in the absence of any such designation, his or her spouse if he or she is married at the time of his or her death, or his or her estate if he or she is not married at the time of his or her death.

6. Payment Elections.
(a)	Except as provided in Section 6(b), each Participant shall elect at the time he or she first becomes eligible to participate in the Plan both the form and time of distribution. Absent an election by the Participant, payment of a Participant’s Account shall be made in a single sum upon the Participant’s retirement or separation from service. Notwithstanding the foregoing, a Participant may make an election regarding the form and/or time of distribution with respect to his or her Grandfathered Account at any time prior to the first day of the calendar year in which the Participant’s retirement or separation from service occurs.

(b)	A Participant may elect, in accordance with the guidance published by the U.S. Treasury Department and the Internal Revenue Service with respect to Section 409A of the Code, to make an election as to the form and/or time of distribution of his or her Account in accordance with the following provisions.
(i)	A Participant may elect by December 31, 2005 to modify the form and/or time of distribution of his or her Account.

(ii)	A Participant may elect by December 31, 2006 to modify the form and/or time of distribution of his or her Account; provided that such election shall apply only to amounts that would not otherwise be payable in 2006 and shall not cause an amount to be paid in 2006.

(iii)	A Participant may elect by December 31, 2007 to modify the form and/or time of distribution of his or her Account; provided that such election shall apply only to amounts that would not otherwise be payable in 2007 and shall not cause an amount to be paid in 2007.
(c)	A Participant may elect in accordance with Sections 6(a) and 6(b) and in the form and manner prescribed by the Committee to receive his or her Account, in lieu of a single sum, in not fewer than two nor more than fifteen approximately equal annual installments, or in some combination of a single sum and such annual installments. If the Participant elects installment payments, such installment payments shall be made (subject to Section 5(a)(i)) on April 1 of each calendar year, beginning with the April 1 next following the Participant’s retirement or other separation from service.

(d)	If a Participant dies after installment payments have begun, the death benefit under Section 5(c) shall be paid to the Participant’s beneficiary, if other than his or her estate, in the same manner as the Participant elected to have benefits paid to him or her. Any death benefit payable to the Participant’s estate, and any death benefit payable by reason of the Participant’s death before payments have begun or been made, shall be paid in a single sum as soon as practicable after the Participant’s death.

(e)	After payment of benefits has commenced, any undistributed portion of the Participant’s Account, or any undistributed portion of the death benefit payable to a Participant’s beneficiary shall be credited with earnings as determined in Section 3(c) of the Plan.
7.	Freeze of Plan Participation and Benefit Accruals. Effective with the merger of the Company with Quanta MS Acquisition, Inc., there shall be no new Participants admitted to the Plan and no further Salary Reduction Contributions or Excess Accounts credited under the Plan. Employer Matching Contributions shall be credited only with respect to amounts accrued prior to the effective date of such merger.
8.	Source of Funds. This Plan shall be unfunded and payment of benefits hereunder shall be made from the general assets of the Company. Any such asset which may be set aside, earmarked or identified as being intended for the provision of benefits hereunder shall remain an asset of the Company and shall be subject to the claims of its general creditors. Each Participant shall be a general creditor of the Company to the extent of the value of his or her benefit accrued hereunder, but he or she shall have no right, title, or interest in any specific asset that the Company may set aside or designate as intended to be applied to the payment of benefits under this Plan.
9.	Amendment and Termination. The Company reserves the right to amend this Plan at any time and from time to time in any fashion, and to terminate it at will, by action of the Company’s Board of Directors. However, to the extent that the Company has the assets with which to pay such benefits, the Company guarantees to the Participant (and to persons becoming entitled to benefits under this Plan by reason of the death of the Participant) the payment of benefits accrued hereunder as of the date the Plan is so amended or terminated, subject to the terms and conditions set forth herein.
10.	Nonalienation of Benefits. Except as hereinafter provided with respect to marital disputes, none of the benefits or rights of a Participant or any beneficiary of a Participant shall be subject to the claim of any creditor, and in particular, to the fullest extent permitted by law, all such benefits and rights shall be free from attachment, garnishment or any other legal or equitable process available to any creditor of the Participant or the beneficiary. Neither the Participant nor his or her beneficiary shall have the right to alienate, anticipate, commute, pledge, encumber, or assign any of the benefits or payments which either of them may expect to receive, contingently or otherwise, under this Plan. In cases of marital dispute, the Company will observe the terms of the Plan unless and until ordered to do otherwise by a state or Federal court. As a condition of participation, a Participant agrees to hold the Company harmless from any claim that may arise out of the Company’s compliance with any order of any state or Federal court, whether such order effects a judgment of such court or is issued to enforce a judgment or order of another court.
11.	Administration. This Plan shall be administered by the Committee, which shall be responsible for the interpretation of the Plan and establishment of the rules and regulations governing Plan administration, including without limitation rules for correction or remediation of administrative errors resulting in exclusion of or failure to provide appropriate benefits to otherwise eligible Participants. Any decision or action made or taken by the Committee, arising out of or in connection with the construction, administration or interpretation of the Plan or of its rules and regulations, shall be conclusive and binding upon all Participants, subject only to such review by a court of competent jurisdiction as is permitted by the Employee Retirement Income Security Act of 1974, as amended. In making any such decision or taking any such action, the Committee shall have full and complete discretion and authority to make eligibility determinations, construe provisions of the Plan and resolved factual issues. All expenses of administering the Plan shall be paid by the Company and shall not affect the Participants’ right to or amount of benefits.
12.	Claims Procedure. Any claims by Participants or beneficiaries for benefits under this Plan shall be subject to the following rules:
(a)	The Committee shall review such claim and respond thereto within a reasonable time after receiving the claim. The Committee shall provide to every claimant who is denied a claim for benefits written notice setting forth in a manner calculated to be understood by the claimant:
(i)	the specific reason or reasons for the denial;

(ii)	specific reference to pertinent Plan provisions on which denial is based;

(iii)	a description of any additional material or information necessary for the claimant to perfect the claim; and

(iv)	an explanation of the claim review procedure set forth in paragraph (b), below.
(b)	Within 60 days of receipt by a claimant of a notice denying a claim under paragraph (a), the claimant or his or her duly authorized representative may request in writing a full and fair review of the claim by the Committee. The Committee may extend the sixty-day period where the nature of the benefit involved or other attendant circumstances make such extension appropriate. In connection with such review, the claimant or his or her duly authorized representative may review pertinent documents and may submit issues and comments in writing. The Committee shall make a decision promptly, and not later than 60 days after the Committee’s receipt of a request for review, unless special circumstances (such as the need to hold a hearing, if the Committee deems one necessary) require an extension of time for processing, in which case a decision shall be rendered as soon as possible, but not later than 120 days after receipt of a request for review. The decision on review shall be in writing and shall include specific reasons for the decision, written in a manner calculated to be understood by the claimant, and specific references to the pertinent Plan provisions on which the decision is based.
13.	No Contract of Employment. Nothing contained herein shall be construed as conferring upon any person the right to be employed or continue in the employ of the Company.

14.	Applicable Law. This Plan shall be construed under the laws of the Commonwealth of Pennsylvania.
15.	Section 409A. This Plan shall be interpreted and administered in good faith compliance with the requirements of Section 409A of the Code, and shall be amended by action of the Company’s Board of Directors to the extent necessary to achieve such good faith compliance.
IN WITNESS WHEREOF, the foregoing amended and restated Plan is adopted this 17th day of March, 2007.